Exhibit 99.B(h)(6)

INVESTMENT MANAGEMENT AGREEMENT

Rydex Variable Managed Futures Strategy CFC, an exempted company incorporated under the laws of the Cayman Islands (the “Company”), hereby agrees to employ Security Investors, LLC (the “Advisor”), a Kansas limited liability company, and the Advisor agrees to serve as investment manager to the Company as of March 1, 2012 (the “Effective Date”), upon the following terms and conditions contained in this Investment Management Agreement (the “Agreement”).

WITNESSETH

WHEREAS, the Company has not been registered under the Investment Company Act of 1940, as amended;

WHEREAS, the shares (Shares”) issued by the Company have not been registered under the Securities Act of 1933, as amended (“1933 Act”), and are being issued pursuant to an exemption therefrom; and

WHEREAS, the Company has selected the Advisor to provide investment advisory and investment management services for the Company and the Advisor is willing to render such services.

NOW, THEREFORE, in consideration of the promises and mutual covenants hereinafter set forth, the parties hereto agree as follows:

1.                                       Investment Management Services

The Advisor shall provide to the Company investment advisory and investment management services on an ongoing basis, subject to the provisions contained in this Agreement. The Company seeks to provide the Rydex Variable Managed Futures Strategy Fund (the “Fund”) with exposure to the investment returns of the commodities markets (“Investment Objective”). In connection with seeking to achieve the Investment Objective, the Advisor will invest in exchange-traded funds (“ETFs”), exchange-traded notes (“ETNs”), and other investment companies that provide exposure to the commodities markets and in commodity-linked derivative investments, including structured notes, swap agreements, commodity options, futures and options on futures, and equity securities.

Consistent with the Investment Objective and subject to any restrictions the Company may impose in writing hereafter:

(a)                                  The Advisor shall maintain and furnish to the Company such records, periodic and special reports, and other information as the Company may reasonably request, and shall assist the Company as it may reasonably request in the conduct of the Company’s business, subject to the direction and control of the Company.

(b)                                 The Advisor, in the performance of its duties and obligations under this Agreement, shall act in conformity with the Company’s Memorandum and Articles of Association (the “Memorandum”), the Investment Objective, the Fund’s registration statement, to the extent applicable and as may be amended from time to time, and the instructions and directions of the Company.

(c)                                  The Advisor shall use its best judgment in the performance of its duties under this Agreement.

(d)                                 The Advisor shall furnish a continuous investment program for the Company and, in so doing, shall, in its sole discretion, determine from time to time what investments will be purchased, retained, sold or pledged by the Company, and what portion, if any, of the assets will be invested or held uninvested as cash. In connection with such investment program, the Advisor shall make available to the Company research and statistical data.

(e)                                  The Advisor will at all times manage the Company’s assets in a manner consistent with Section 18(f) of the Investment Company Act of 1940, Investment Company Act Release No. 10666, and related U.S. Securities and Exchange Commission (“SEC”) guidance pertaining to asset coverage with respect to transactions in commodity index swap agreements and other transactions in derivatives.

(f)                                    The Company hereby appoints the Advisor as an agent of the Company with discretionary authority to negotiate and to effect portfolio transactions and to implement the Investment Objective on behalf and in the name of the Company pursuant to the Advisor’s determinations directly with any futures commission merchant, broker or dealer in such investments.

(g)                                 The Company hereby appoints the Advisor as an agent of the Company, to determine when and how much the Company should borrow, to negotiate the terms of all such borrowings and to borrow, or instruct brokers to borrow, and to execute documents in connection with such borrowing, on behalf and in the name of the Company.

(h)                                 Whenever the Advisor deems the purchase or sale of an investment to be in the best interest of the Company as well as other customers, including the Fund, the Advisor may, but shall not be obligated to, aggregate the investments to be so sold or purchased.  Allocation of any investments so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Advisor in the manner that it considers to be equitable and consistent with its fiduciary obligations to the Company and, if applicable, to such other customers.

(i)                                     Upon the Company’s request, the Advisor shall provide from time to time to the Company’s brokers at their designated address a written notice bearing the names and the authenticated signature specimens of the employees of the Advisor authorized to give instructions to the brokers.

(j)                                     The Advisor may, but without additional fees to the Company, appoint consultants and other sub-investment advisers; provided, however, that the Advisor must receive the prior approval of the Company.

(k)                                  The Advisor will continue to maintain its exemption from registration as a commodity trading adviser with the Commodity Futures Trading Commission and the National Futures Association.  To the extent required, the Advisor also agrees to maintain the exemption from registration as a commodity pool operator on behalf of the directors.

(l)                                     The Advisor will continue to be registered as an investment adviser with the SEC; or if the Advisor believes registration is not applicable, will inform the Company before deregistering as an investment adviser with the SEC.

2.                                       Delivery of Documents

The Company has delivered a copy of the Memorandum and the Fund’s registration statement to the Advisor and will promptly notify and deliver to it all future amendments and supplements, if any.

The Advisor has reviewed and may rely on the Memorandum and the Fund’s registration statement.

3.                                       Custody

Unless the Company directs otherwise, the assets of the Company shall be held by the Company’s custodian (the “Custodian”).  The Company agrees to pay any fees or charges that may be imposed by the Custodian with respect to the Company.

4.                                       Fees and Expenses

In exchange for its services, the Advisor will receive an annualized fee of 0.90% based on the average daily net assets of the Company, without reduction for any distributions or redemptions accrued or payable as of the date the management fee is calculated (“Management Fee”).  The Management Fee will be payable monthly in arrears on the last business day of each calendar month. The Advisor will be responsible for paying any and all sub-advisory fees, if any, from its Management Fee.  The Advisor may waive all or a portion of its fees with respect to the Company.  The Advisor will not be responsible for paying any expense of the Company, but may at its sole discretion.

The Company will pay the reasonable out-of-pocket expenses of the Advisor or its affiliates incurred by the Advisor in providing investment management services.

5.                                       Calculation of Net Assets

For all purposes hereunder, the net assets of the Company shall be calculated in accordance with the Company’s Guidelines for valuing securities and assets, the formula disclosed in the Fund’s registration statement and the terms of the Memorandum.

6.                                       Subscription and Withdrawals

The Company’s directors may issue and redeem Shares in accordance with the terms set forth in the Memorandum.

7.                                       Proxy Voting and Other Legal Notices

The Company’s Board of Directors (the “Board”) has the authority to determine how proxies with respect to securities that are held by the Company shall be voted, and the Board has initially determined to delegate the authority and responsibility to vote proxies for the Company’s securities to the Advisor.  So long as proxy voting authority for the Company has been delegated to the Advisor, the Advisor shall exercise its proxy voting responsibilities. The Advisor shall carry out such responsibility in accordance with any instructions that the Board shall provide from time to time, and at all times in a manner consistent with Rule 206(4)-6 under the Investment Advisers Act of 1940 and its fiduciary responsibilities to the Company.  The Advisor shall provide periodic reports and keep records relating to proxy voting as the Board may reasonably request or as may be necessary for the Company to comply with applicable law.  Any such delegation of proxy voting responsibility to the Advisor may be revoked or modified by the Board at any time.

8.                                       Transaction Procedures

All transactions concerning the Company will be consummated by payment to, or delivery by, the Company, of all cash or securities due to or from the Company. Instructions of the Advisor to the Company, brokers or Custodian shall be made in writing sent by first class mail or, at the option of the Advisor, orally and confirmed in writing as soon as practical thereafter.

9.                                       Conflicts of Interest and Confidentiality of Relationships

There are certain inherent and potential conflicts of interest between the Advisor’s management of investments on behalf of the Company and other activities of the Advisor or the activities of entities or persons affiliated with the Advisor which the Advisor or its affiliates manage or in which they have an economic interest.  The Advisor or any of their officers, directors, partners, members or employees will devote so much of their time to the Company’s affairs as deemed necessary or appropriate and are not prohibited from engaging in any other existing or future business activities. The Advisor and/or its affiliates may in the future act as investment manager of, or adviser to, one or more other investment companies, partnerships, corporations, pension or profit-sharing plans or trusts, or individuals that have investments which may be substantially similar to the investments of the Company, or that employ an investment strategy similar to that employed by the Company. The advice and securities recommendations that the Advisor gives to these other accounts and the securities that the Advisor buys or sells for these other accounts may differ from the advice and recommendations that the Advisor gives to the Company, and the securities bought or sold for the Company, even if these other accounts employ substantially the same investment strategy as the Company. The Advisor cannot guarantee that trades for these other accounts will not be different from or opposite to or entered ahead of trades entered into by or for the Company. The performance of the Company’s investments could be adversely affected by the manner in which the Advisor enters particular orders for all such accounts.

There may also be a conflict of interest in the allocation of investment opportunities between the Company and other persons or entities which the Advisor advises, and nothing contained herein shall be construed to prohibit the Advisor from rendering services to such other persons or entities.  Although the Advisor will allocate investment opportunities in a manner which it believes to be in the best interests of all persons or entities involved and will in general allocate investment opportunities believed to be appropriate for the Company and one or more of its other clients between the Company and such other clients on an equitable basis, there can be no assurance that a particular investment opportunity which comes to the attention of the Advisor will be allocated in any particular manner.

The Advisor, any of its affiliates, and any of their respective officers, directors, partners, members or employees, may invest for their own account in various investment opportunities, including in investment partnerships, private investment companies or other investment vehicles. Such trading and investment activities may be similar to or different from trading and investment activities of the Company. The Advisor is not prohibited from taking positions on behalf of the Company in companies in which its partners, officers, or directors may have invested or may invest in the future, provided the investment of Company assets is made in good faith in the reasonable belief that the Company will benefit thereby, and the investment is believed to be consistent with the Company’s investment objectives. The Advisor will not be under any liability for any act or failure to act with respect to its investment advice except in the absence of good faith.  In particular, some of these affiliates may seek to acquire or dispose some or all of securities of a particular issuer that the Company invests.  In addition, because some of the Advisor’s staff may also be officers, directors or employees of such affiliates, the Advisor and certain of their affiliates may have conflicts of interest in the allocation of management and staff time, services and functions among the Company and other entities.

The Company and one or more accounts managed by the Advisor may be prepared to purchase, or may desire to sell, the same security at approximately the same time. For certain transactions, the Advisor will endeavor to use an “averaging” or “batching” procedure. Any orders placed for execution on an aggregated basis are subject to the Advisor’s order aggregation and allocation policy and procedures. This policy and these procedures are designed to meet the legal standards applicable to the Advisor under applicable federal and state securities laws and ERISA and its obligations as a fiduciary to each client.

The Advisor and its affiliates may from time to time perform a variety of services for, or solicit business from, a variety of companies, including issuers of securities that the Advisor may recommend for purchase or sale by, or effect transactions for the accounts of, the Advisor’s clients.  In connection with providing these services, the Advisor and its affiliates may come into possession from time to time of material nonpublic and other confidential information that, if disclosed, might affect an investor’s decision to buy, sell or hold a security.  Under applicable law, the Advisor and its affiliates may be prohibited from improperly disclosing or using such information for their personal benefit or for the benefit of any other person, regardless of whether such other person is a client of the Advisor or the Advisor’s affiliates.  Accordingly, should the Advisor or its affiliates come into possession of material nonpublic or other confidential information with respect to any company, they may be prohibited from communicating such information to their clients, or from purchasing or selling securities issued by that company for client accounts, and the Advisor and its affiliates will have no responsibility or liability for failing to disclose such information to their clients or to trade while in possession of such information as a result of following their policies and procedures designed to comply with applicable law.

The Advisor will provide the Company from time to time with additional information concerning particular conflicts of interest.  The Advisor will attempt to resolve any conflicts of interest by exercising the good faith required of fiduciaries, and the Advisor believes that it will be able to resolve conflicts on an equitable basis.

Except as otherwise agreed in writing or as required by law, (i) the Advisor will keep confidential all information concerning the Company’s financial affairs; and (ii) the Company will keep confidential and for the Company’s and the Fund’s exclusive use and benefit all investment advice furnished by the Advisor, including, without limitation, a description or inventory of assets held by the Company. Notwithstanding anything else in this Agreement to the contrary, each party hereto (and each employee, representative, or other agent of any party) may disclose to any and all persons, without limitation of any kind, the U.S. Federal income tax treatment and U.S. Federal income tax structure of any and all transaction(s) contemplated herein and all materials of any kind (including opinions or other tax analyses) that are or have been provided to any party (or to any employee, representative, or other agent of any party) relating to such tax treatment or tax structure, provided, however, that this authorization of disclosure shall not apply to restrictions reasonably necessary to comply with securities laws.

10.                                 Indemnity and Liability

The Company represents and warrants that the appointment of the Advisor on the basis set forth in this Agreement is authorized by and has been accomplished in accordance with procedures specified in the Memorandum, and that this Agreement is binding and enforceable against the Company.  The Company shall furnish the Advisor with true copies of all resolutions, notices, and consents as may be required to be taken or made pursuant to such procedures.  The Company agrees to indemnify and hold harmless the Advisor from all liability and costs (including costs of defense) that may be assessed or incurred by reason of any inaccuracy of the Company’s representations contained in this Agreement.

The Advisor does not guarantee the future performance of the Company’s investments or any specific level of performance, the success of any investment decision or strategy that the Advisor may use, or the success of the Advisor’s overall management of the Company.  The Company understands that investment decisions made on the Company’s behalf by the Advisor are subject to various market, currency, economic and business risks, and that those investment decisions will not always be profitable.  The Advisor will manage only the investments in the Company, and in making investment decisions for the Company, the Advisor generally will not consider any other securities, cash or other investments owned by the Company’s investors.  Except as may otherwise be provided by law, the Advisor will not be liable to the Company for any action performed or omitted to be performed or for any error of judgment in managing the Company, except liability resulting from willful misconduct, gross negligence, reckless disregard of its duties or violation of applicable laws on the Advisor’s part in the performance of its duties.

The U.S. Federal securities laws impose liabilities under certain circumstances on persons who act in good faith, and therefore nothing herein shall in any way constitute a waiver or limitation of any rights that the undersigned may have under any U.S. Federal securities laws.

11.                                 Termination and Non-Assignability of the Agreement

The term of this Agreement shall be for the life of the Company unless either party provides 30 days’ written notice of termination in accordance with Section 12 of this Agreement from the terminating party to the other party.  However, no such termination will affect the liabilities or obligations of the parties under this Agreement arising from transactions initiated prior to such termination, including the requirement of the Company to pay the Advisor’s fees through the date of termination.  Upon termination of this Agreement, the Advisor shall be under no obligation to recommend any action with regard to, or to liquidate, the Company’s investments.  The Advisor retains the right, however, to complete any transactions open as of the termination date and to retain, or to instruct third parties to retain, amounts sufficient to effect such completion. Upon termination, it shall be the Company’s exclusive responsibility to issue instructions in writing regarding any assets held by the Advisor or any third parties.  This Agreement is not assignable (within the meaning of the Advisers Act) by either party without the prior consent of the other.  The appointment of consultants and sub-investment advisers shall not constitute the assignment of this Agreement.

12.                                 Notices

Except as specified in any section to this Agreement, all notices hereunder shall be sufficiently given for all purposes hereunder if in writing and delivered personally or sent by registered mail or certified mail, postage prepaid.  Notice to the Company or the Servicer shall be addressed to the Company or the Servicer at their respective addresses shown below, or at such other addresses as they may designate by written notice.  Any notice shall be deemed to have been served or given as of the date such notice is delivered personally or mailed.

Communications to the Advisor from the Company shall be addressed to:

Security Investors, LLC

805 King Farm Blvd.

Suite 600

Rockville, Maryland 20850

Communications from the Advisor to the Company shall be addressed to:

Rydex Variable Managed Futures Strategy CFC

c/o Security Investors, LLC

805 King Farm Blvd.

Suite 600

Rockville, Maryland 20850

13.                                 Governing Law

This Agreement is made and shall be construed under the laws of the State of Kansas without giving effect to any conflict or choice of law provisions of that State, provided that nothing herein shall be construed in any manner inconsistent any rule, regulation or order of the SEC.

14.                                 Consent to Jurisdiction

Each party hereto irrevocably agrees that any suit, action or proceeding against the Advisor, Company or the Company arising out of or relating to this Agreement shall be subject exclusively to the jurisdiction of the Kansas Judiciary, and each party hereto irrevocably submits to the jurisdiction of each such court in connection with any such suit, action or proceeding.  Each party hereto waives any objection to the laying of venue of any such suit, action or proceeding in any such court, and waives any claim that such suit, action or proceeding has been brought in an inconvenient forum.  Each party hereto irrevocably consents to service of process in connection with any such suit, action or proceeding by mailing a copy thereof registered or certified mail, postage prepaid to their respective addresses as set forth in this Agreement.

15.                                 Entire Agreement and Severability

This Agreement represents the entire agreement among the parties with regard to the investment management matters described herein and may not be amended, modified or waived without the affirmative written consent of the Advisor and the Company effected in accordance with Section 12 of this Agreement except as otherwise noted herein.

If any provision of this Agreement shall be held or made invalid by a statute, rule, regulation, decision of a tribunal or otherwise, the remainder of this Agreement shall not be affected thereby and, to this extent, the provisions of this Agreement shall be deemed to be severable.

16.                                 Counterparts

This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

17.                                 Miscellaneous

The Advisor reserves the right to refuse to accept or renew this Agreement in its sole discretion and for any reason.  This Agreement may only be amended in writing by mutual agreement.  All section headings in this Agreement are for convenience of reference only, do not form part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.  If any provision of this Agreement is or should become inconsistent with any law or rule of any governmental or regulatory body having jurisdiction over the subject matter of this Agreement, the provision will be deemed to be rescinded or modified in accordance with any such law or rule.  In all other respects, this Agreement will continue and remain in full force and effect.  No term or provision of this Agreement may be waived or changed except in writing signed by the party against whom such waiver or change is sought to be enforced.  The Advisor’s failure to insist at any time upon strict compliance with this Agreement or with any of the terms of the Agreement or any continued course of such conduct on its part will not constitute or be considered a waiver by the Advisor of any of its rights or privileges. This Agreement contains the entire understanding between the Company and the Advisor concerning the subject matter of this Agreement.  The Advisor will notify the Company of any change in the members of the Advisor within a reasonable time after such change occurs.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be signed on their behalf by their duly authorized officers as of the date first above written.

COMPANY
Rydex Variable Managed Futures Strategy CFC

By:	/s/ Amy J. Lee
Name:	Amy J. Lee
Title:	Director

ADVISOR
Security Investors, LLC

By:	/s/ Richard M. Goldman
Name:	Richard M. Goldman
Title:	Chief Executive Officer